Exhibit 1.01

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

For Immediate Release

CDC Corporation Ranked Number 5 Among the 50 Fastest Growing Technology Companies in Georgia

Deloitte and Touche Lists CDC Corporation on its “Georgia Technology Fast 50”

HONG KONG, ATLANTA –Oct. 09, 2007 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that it was ranked as number 5 in “Georgia Technology Fast 50,” a list of the fastest growing technology, media, telecommunications, and life sciences companies in Georgia as recognized by Deloitte & Touche LLP. The “Georgia Technology Fast 50” is an annual award program that ranks technology companies located in Georgia based on revenue growth. CDC Corporation, with North American headquarters in Atlanta, Georgia, was included on this high-profile local list for the first time.

According to Deloitte & Touche, winners are selected based on percentage revenue growth over a five year period from 2002 to 2006. CDC Corporation’s 2006 revenues were $309.5 million, a 603 percent increase from revenue of $44 million in 2002. To qualify for the Technology Fast 50, companies must have reported operating revenues of at least $50,000 in 2002 and $5 million in 2006, and be a company that owns proprietary technology or proprietary intellectual property that contributes to a significant portion of the company’s operating revenues; or devotes a significant proportion of revenues to the research and development of technology.

“As a China-based technology company with North American headquarters in Atlanta, we are honored to be ranked as number 5 among the prestigious list of the 50 fastest growing technology companies,” said Peter Yip, CEO, CDC Corporation. “Our growth strategy is focused on the global growth of our enterprise software business, combined with an intense focus on the growth of both our enterprise software and new media businesses in China, the world’s fastest growing economy, Clearly, our execution of this strategy is working and enabling us to deliver more value to our shareholders.”

“Deloitte’s Georgia’s Technology Fast 50 companies have shown the strength, vision and tenacity to succeed in today’s very competitive technology environment,” said Guy Budinscak, office managing partner of Deloitte’s Atlanta/Birmingham practice. “We applaud the successes of CDC Corporation and acknowledge it as one of the very few to accomplish such a fast growth rate over the past five years.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About Deloitte
Deloitte refers to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, its member firms and their respective subsidiaries and affiliates. As a Swiss Verein (association), neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other’s acts or omissions. Each of the member firms is a separate and independent legal entity operating under the names “Deloitte”, “Deloitte & Touche”, “Deloitte Touche Tohmatsu” or other related names. Services are provided by the member firms or their subsidiaries or affiliates and not by the Deloitte Touche Tohmatsu Verein.

Deloitte & Touche USA LLP is the US member firm of Deloitte Touche Tohmatsu. In the US, services are provided by the subsidiaries of Deloitte & Touche USA LLP (Deloitte & Touche LLP, Deloitte Consulting LLP, Deloitte Financial Advisory Services LLP, Deloitte Tax LLP and their subsidiaries), and not by Deloitte & Touche USA LLP.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the expected growth of the company, future development of enterprise software on a global scale, and growth in CDC Corporation’s business in targeted geographic markets. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including among others: the continued ability to grow the Enterprise Software business on a global scale; the continued ability to grow the Enterprise Software business in China; the continued ability to grow the New Media business in China; and the continued ability to create additional shareholder value. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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